UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 7, 2007
Brush Engineered Materials Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17876 St. Clair Avenue, Cleveland, Ohio	44110

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 216-486-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On November 7, 2007, Brush Engineered Materials Inc. (the “Company”) entered into the Credit Agreement, dated as of November 7, 2007, by and among the Company, the Company’s subsidiary, Williams Advanced Materials (Netherlands) B.V., JPMorgan Chase Bank, National Association, as administrative agent for itself and the other lenders party thereto (the “Agent”), and the several banks and other financial institutions or entities from time to time party thereto (the “Credit Agreement”). The Credit Agreement matures on November 7, 2012 and provides for a $240 million revolving credit facility comprised of sub-facilities for revolving loans, swingline loans, letters of credit and foreign borrowings. The Credit Agreement also provides for an uncommitted incremental facility whereby, under certain circumstances, the Company may be able to borrow additional term loans in an aggregate amount not to exceed $50 million.
          The Company entered into the Credit Agreement to replace its $125 million, borrowing-base facility evidenced by the Amended and Restated Credit Agreement, dated as of January 31, 2007, by and among the Company, certain of its subsidiaries and the Agent, as administrative agent for itself and the other lenders party thereto (the “ABL Facility”). A portion of the proceeds of the loans under the Credit Agreement were used to payoff the outstanding obligations under the ABL Facility and the remaining availability under the Credit Agreement will be used by the Company and its subsidiaries for working capital and other cash requirements.
          Loans under the Credit Agreement bear interest at a floating rate based upon, at the option of the Company, the base rate or a Eurodollar rate, in either case, plus a margin that varies based on the leverage ratio of the Company and its consolidated subsidiaries. The interest rate margins under the Credit Agreement are lower than those the Company paid under the ABL Facility. Interest is payable quarterly in arrears with respect to base rate loans and at the end of each interest period (or in the case of interest periods longer than three months, every three months) with respect to Eurodollar rate loans. The Company may prepay the loans under the Credit Agreement in its discretion without premium or penalty.
          The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type, but that are generally more favorable to the Company and its subsidiaries than the representations, warranties and covenants that were contained in the ABL Facility. Among other things, the covenants in the Credit Agreement limit the Company’s and its subsidiaries’ ability to incur additional indebtedness; create liens; merge or consolidate with certain other entities; make certain investments, advances and acquisitions; enter into swap arrangements; declare dividends or make distributions, stock repurchases or other restricted payments; and engage in certain affiliate transactions. In addition, the Credit Agreement requires the Company and its consolidated subsidiaries to maintain a maximum leverage ratio and a minimum fixed charge coverage ratio. The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments, the material breach of a representation or warranty, the failure to observe certain covenants or agreements, the occurrence of a change of control and bankruptcy and other insolvency events.
          The Credit Agreement is secured by substantially all of the assets (other than non-mining real property and certain other assets) of the Company and its following subsidiaries: Brush Resources, Inc.; Brush Wellman Inc.; Technical Materials, Inc.; and Williams Advanced Materials Inc. (collectively, the “Material Subsidiaries”). Each Material Subsidiary has also agreed to guaranty the obligations under the Credit Agreement.
          The Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
Exhibits:

Exhibit
Number	Description of Exhibit

10.1	Credit Agreement, dated as of November 7, 2007, among Brush Engineered Materials Inc., as borrower, Williams Advanced Materials (Netherlands) B.V., JPMorgan Chase Bank, National Association, as administrative agent for itself and the other lenders party thereto (the “Agent”), and the several banks and other financial institutions or entities from time to time party thereto.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.
November 7, 2007	By:	Michael C. Hasychak
Michael C. Hasychak
Vice President, Treasurer and Secretary

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